Exhibit 10.8


January 4, 2007



Dear Friends:

The Boards of Directors of The Conway National Bank and CNB Corporation are most pleased to report that a final settlement agreement has ended the litigation concerning the 2005 change of management. The settlement was approved on behalf of the Bank and CNB Corporation by a unanimous vote of the disinterested directors (those directors not parties to the litigation) as being in the best interests of the Bank and CNB Corporation. All directors and former directors of the Bank and CNB Corporation who are parties to the lawsuits also unanimously agreed to the settlement.

Among the many terms of the agreement, all causes of action and claims between and among the parties have been ended, all parties have been mutually released from liability. The numerous terms of the agreement were included solely to end all disputed claims without any admission of liability whatsoever by any party to any other. It is appropriate that the settlement involves no admission of liability. Many believe that the litigation, and the circumstances that gave rise to the litigation, reflected a difference of opinion regarding business philosophy and the direction of the Bank, and that all parties were pursuing what they believed to be the best interests of the Bank and CNB's shareholders. As part of the settlement, a monetary payment is being made by the Bank and CNB Corporation to Messrs. Cutts, Dusenbury, Hucks, Lovelace, and Smith and they either have resigned or are resigning their various positions with the Bank and CNB Corporation.

In deciding to settle out of court, any business entity involved in a legal action must balance the possibility of perceived victory against the risks and uncertainty of going to trial. No case is a certain win or loss, no matter how one might define those terms. Further, there are burdensome costs involved in taking a case to trial, including the impact on reputation and good will in the marketplace and the community. Costs are not only financial. The emotional and mental burden of distraction from ongoing business must also be considered. In the case of the Bank and CNB Corporation, continuing the litigation would have distracted us from focusing fully on our customers, employees, and shareholders. They all deserve our undivided attention. Both Boards of Directors painstakingly considered these and other issues during the settlement process in striving to minimize costs and liability exposure. In our analysis, it was quite certain that ongoing legal fees associated with litigation would consume a large portion of what became the monetary segment of the agreement. If such sums would be spent regardless of the ultimate outcome of the litigation, we judged it to be far wiser to apply these funds to settlement and end the matter completely and with certainty.

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Shareholders
Page 2
January 4, 2007


Your Boards also sensitively assessed the personal anguish experienced by so many shareholders and employees endured during this difficult time. The peace of mind and high morale of our shareholders, employees and customers are of incalculable value. It bears repeating that your directors considered the ongoing opportunity costs associated with continuing the litigation as so many employees and the directors themselves necessarily diverted attention to litigation instead of focusing on the well-being of our customers and our bank. Settlement proved unquestionably to be the best alternative. Strong allegations are often made in litigation, and certainly some strong allegations were made in the litigation that is now being settled. We are satisfied and appreciative that in the interest of the Bank, CNB Corporation, and the shareholders, the participants in the litigation wish to dismiss these strong charges, and resolve the matter cooperatively.

We recognize that while some shareholders would have preferred to see the litigation run its course without any settlement, others wished for this matter to end regardless of expense. In acting as fiduciaries in the best interest of our shareholders, the Boards of Directors are not free to take such absolute stances. We earnestly and genuinely believe that the final agreement is in your best interest. While the agreement is certainly not perfect, the final settlement is the best resolution for the shareholders when all possibilities are considered. We report this to you after hundreds of hours of collective deliberation and study and upon the benefit of advice from outstanding independent and able legal counsel. It is important to note that both Boards approved the decision to settle this matter unanimously and that no directors involved in the litigation participated in the Boards' approval, deliberations, or vote.

We thank you most sincerely for your patience, encouragement, and support throughout this difficult time and we hope that you are pleased by the settlement that has been achieved. Your directors remain dedicated and devoted to you and The Conway National Bank as we look forward with great anticipation and expectation to the bright prospects of 2007.

Very truly yours,



Harold G. Cushman, Jr.
Chairman of the Board of The Conway National Bank
Chairman of the Board of CNB Corporation